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                                                                    EXHIBIT 10.8


                            ASSET PURCHASE AGREEMENT

                                  dated as of

                                  MAY 31, 2001

                                     among

                              LEEVAC MARINE, INC.,

                            HYGRADE OPERATORS, INC.,

               RED STAR TOWING AND TRANSPORTATION COMPANY, INC.,

                           SHERIDAN TOWING CO., INC.,

                           IRA S. BUSHEY & SONS, INC.

                                      and

                            AMERADA HESS CORPORATION

                       Relating to the purchase and sale

                                     of the

                     Vessels and Other Assets named herein

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                            ASSET PURCHASE AGREEMENT


         AGREEMENT dated as of May 31, 2001, among LEEVAC Marine, Inc. ("BUYER"), a Louisiana corporation, Hygrade Operators, Inc., a New York corporation, Red Star Towing and Transportation Company, Inc., a New York corporation, Sheridan Towing Co., Inc., a Delaware corporation (each, a "SELLER" and collectively, the "SELLERS"), Ira S. Bushey & Sons, Inc. ("PARENT"), a New York corporation and Amerada Hess Corporation, a Delaware corporation ("HESS").

                                   WITNESSETH:

         WHEREAS, each Seller desires to sell to Buyer; Parent and Hess desire to facilitate such sale; and Buyer desires to purchase from each Seller, the business and substantially all of the assets of each Seller for the aggregate purchase price and upon and subject to the terms and conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         The following capitalized terms, as used in this Agreement, shall have the meanings set forth below:

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

         "Balance Sheets" means the balance sheets of each of the Companies as of December 31, 2000.

         "Balance Sheet Date" means December 31, 2000.

         "Closing Date" means the date of the Closing.

         "Companies" means Hygrade, Red Star and Sheridan.

         "Hygrade" means Hygrade Operators, Inc.

         "Joint Exposure Claim" means a claim asserted by a person that is or was an employee of Buyer based upon exposure during the course of employment both before and after the Closing Date to any Contaminant.

         "Knowledge" means with respect to Sellers, Parent and/or Hess the actual knowledge after due inquiry of supervisory and management level personnel of Sellers, Parent and Hess who by virtue of their job responsibilities would be in a position to know the relevant facts.

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         "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise) of the Vessel Business (as defined herein), the Vessels (as defined herein) and the Other Assets (as defined herein) taken as a whole.

         "Person" means an individual, a corporation, an association, a partnership, a limited liability company, an estate, a trust, or any other entity or organization, governmental or otherwise.

         "Red Star" means Red Star Towing and Transportation Company, Inc.

         "Sheridan" means Sheridan Towing Co., Inc.

                                    ARTICLE 2
                                PURCHASE AND SALE

         Section 2.01 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, each Seller agrees to sell to Buyer, and Buyer agrees to purchase from each Seller, all of such Seller's right, title and interest to all of such Seller's properties and assets including, but not limited to, the vessels set forth beneath the name of such Seller on SCHEDULE 2.01(a) attached hereto (the vessels named beneath each Seller's name shall collectively be referred to as, the "Vessels") and the Other Assets (as defined in Section 3.09) of such Seller, free and clear of all Liens (as defined in
Section 3.04) other than with respect to the Vessels any Lien which arises by operation of law, has not been recorded and has not been asserted by the holder thereof. Buyer expressly agrees that the retained assets listed on SCHEDULE 2.01(b) hereof (the "RETAINED ASSETS") shall be excluded from the sale. The aggregate purchase price for the Vessels and Other Assets is $28,030,000, which amount includes $1,030,000 due to Hess for drydocking certain Vessels prior to closing (the "PURCHASE PRICE"), payable in cash. The Purchase Price shall be paid as provided in Section 2.02.

         Section 2.02 Closing. The closing (the "CLOSING") of the purchase and sale of the Vessels and Other Assets hereunder shall take place at the offices of Hess, 1185 Avenue of the Americas, New York, New York, or at such other location as the parties may agree, on such date and at such time as the parties may agree, but no later than June 1, 2001. At the Closing:

         (a) Buyer shall deliver to Sellers the Purchase Price in immediately available funds by wire transfer to an account of Sellers with a bank in New York City designated by Sellers by notice to Buyer, not later than two business days prior to the Closing Date.

         (b) The Vessels, including any and all Other Assets and documents and certificates appurtenant to and/or required to be on board the Vessels, shall be delivered by Sellers and taken over by Buyer safely afloat in international waters offshore New York or in New York Harbor, and the remaining Other Assets shall be delivered by Sellers to Buyer at the offices of Hess or such other location as may be agreed between Buyer and Sellers.

         (c) The parties shall deliver such other documents, instruments and agreements required to be delivered under Article 8 of this Agreement.



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         (d) The parties agree that, if by the time of the scheduled date for closing, Buyer has been unable to assure itself of sufficient employee retention or replacement hires, the Closing Date may be postponed for a reasonable time to allow Buyer assurance of sufficient qualified employees to service the Vessel Business as it has historically been serviced and to provide the service under the Contract of Affreightment attached hereto as EXHIBIT A.

         Section 2.03 Excluded Liabilities. Notwithstanding anything contained herein to the contrary, except for the assumption of contracts listed on
SCHEDULE 2.03, Buyer shall not assume or agree to pay, perform or discharge any debts, obligations or liabilities of any Seller, Parent, Hess or any Affiliate Employer of any kind or nature, whether or not such debts, liabilities or obligations related to or arose out of the conduct of the Vessel Business or the use, operation or ownership of the Vessels and Other Assets, whether accrued, absolute, contingent or otherwise, or whether due or to become due, or otherwise, whether known or unknown, which liabilities and obligations, if ever in existence, shall continue to be liabilities and obligations of each Seller, Parent or Hess as the case may be (the "EXCLUDED LIABILITIES").

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         Sellers, jointly and severally with Parent, represent and warrant to Buyer, and with respect to the representations applicable to Hess, Hess severally but not jointly represents and warrants to Buyer, that:

         Section 3.01 Corporate Existence and Power. Each Seller, Parent and Hess is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to hold, use and lease its properties and assets and to carry on its business as now conducted. Each Seller, Parent and Hess is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each Seller has heretofore delivered to Buyer true and complete copies of such Seller's certificate of incorporation and bylaws as currently in effect.

         Section 3.02 Corporate Authorization. The execution, delivery and performance by each Seller, Parent and Hess of this Agreement and any other documents contemplated hereby to be executed by each Seller and/or Parent or Hess, and the consummation by each Seller, Parent and Hess of the transactions contemplated hereby and thereby are within such Seller's, Parent's and Hess's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes, and any other documents contemplated hereby to be executed by each Seller and/or Parent or Hess will upon execution constitute, valid and legally binding agreements of each Seller, Parent and Hess enforceable against each Seller, Parent and Hess in accordance with their terms.

         Section 3.03 Governmental Authorization. The execution, delivery and performance by each Seller, Parent and Hess of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.


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         Section 3.04 Non-contravention. The execution, delivery and performance by each Seller, Parent and Hess of this Agreement and any other documents contemplated hereby to be executed by each Seller and/or Parent or Hess, and the consummation by each Seller, Parent and Hess of the transactions contemplated hereby and thereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of any Seller, Parent or Hess, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree applicable to any Seller, Parent or Hess,
(c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under any provision of any agreement, contract or other instrument by which any of the Vessels or Other Assets are subject or any license, franchise, permit or other similar authorization applicable to any of the Vessels or Other Assets, or (d) result in the creation or imposition of any Lien on any of the Vessels or Other Assets. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, recorded or unrecorded, in respect of such asset.

         Section 3.05 Ownership of Sellers and Parent. Parent is the record and beneficial holder of all of the issued and outstanding capital stock of each Seller. There is no existing option, warrant, call, commitment or other agreement with respect to the capital stock of any Seller. Hess is the record and beneficial holder of all of the issued and outstanding capital stock of Parent. There is no option, warrant, call, commitment or other agreement with respect to the capital stock of Parent.

         Section 3.06 Ownership of Vessels and Other Assets. Each Seller is the legal, record and beneficial owner of all of its Vessels and Other Assets, free and clear of any and all preemptive rights, claims or Liens other than, with respect to the Vessels, Liens which arise by operation of law, which have not been recorded and have not been asserted by the holder thereof. Seller has the authority to sell, transfer, assign and deliver its Vessels and Other Assets to Buyer, and such sale, transfer, assignment and delivery of such Vessels and Other Assets to Buyer will vest in Buyer good and marketable title to such Vessels and Other Assets, free and clear of any and all preemptive rights, claims or Liens other than, with respect to the Vessels, Liens which arise by operation of law, which have not been recorded and have not been asserted by the holder thereof.

         Section 3.07 Consents and Approvals. Except for the consents and approvals set forth on SCHEDULE 3.07 hereof (which consents and approvals shall be obtained on or before the Closing Date), the execution and delivery by each Seller, Parent and Hess of this Agreement and any other documents contemplated hereby to be executed by each Seller and/or Parent and Hess, compliance by each Seller, Parent and Hess with the terms hereof and thereof and consummation by each Seller, Parent and Hess of the transactions contemplated hereby and thereby do not require such Seller, Parent or Hess to obtain any consent, approval or action of any corporation, person, firm or other entity, or any public governmental or judicial authority (including any maritime-related agency).

         Section 3.08 Financial Statements. Parent has delivered to Buyer true, complete and correct copies of the combined financial statements (including balance sheet, statements of


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income, cash flow and Shareholders' equity) of Sellers for the years ended
December 31, 2000, 1999 and 1998, including the notes relating thereto (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements of Sellers provided to Buyer fairly present, in conformity with generally accepted accounting principles consistently applied the combined financial position of Sellers as of the dates thereof and their combined results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). There are no significant assets used in the Vessel Business that are not reflected in the Financial Statements.

         Section 3.09 Title to Properties; Condition.

         (a) Each Seller has good and marketable title to its Vessels and its Other Assets (as defined below). For purposes of this Agreement, Other Assets with respect to any Seller shall mean any and all of such Seller's properties and assets (other than the Vessels) pertaining to, used in or necessary for the conduct of its business (for each Seller individually and for the Sellers, collectively, the "VESSEL BUSINESS"), other than the Retained Assets including, without limitation, those assets specifically identified on SCHEDULE 3.09, all equipment, pumps, gear, outfit, furniture, furnishings, fittings, fuel, lubricants, apparel (other than with logos), appurtenances, appliances, drawings, logs, spare and replacement parts, consumables and stores and all other items as are on board, off board or identified to each Vessel and such assets as appear in the inventory and pictorial condition survey for each of the Vessels completed in February - March 2001, contract rights, assignable leases, assignable licenses, assignable permits, customer contact lists, rights to or associated with each Vessel's name and all rights and value associated therewith, all machinery and equipment of each Seller not used in connection or associated with the Vessels, inventories, supplies, manuals (or copies thereof), specifications, equipment warranties, office furniture and equipment, other furnishings, fittings, fixtures, accessories and appliances to the extent such furniture, equipment, furnishings, fittings, fixtures, accessories and appliances are now or have during the last 12 months been located in the Brooklyn, New York marine facility, contracts, financial books and records, vendor relationships, goodwill, operating rights, rights to telephone numbers for the Brooklyn, New York marine facility and fuel and lubricants on board. Notwithstanding the foregoing, except for provisions essential to the operation of the Vessels (other than fuel and lubricants on board), properties of third parties that are on board the Vessels, such as personal effects of crew members and cargo, are not included in Other Assets. Each Vessel is duly documented with the United States Coast Guard in the name of the Seller under whose name the Vessel is listed on SCHEDULE 2.01, and is afloat. Each Seller, Parent and Hess has at all times that any Vessel was owned by any Seller or an Affiliate of any Seller been a citizen of the United States within the meaning of Section 2 of the Shipping Act of 1916, as amended, (the "SHIPPING ACT") and the Vessels are under United States flag and qualified to engage in United States coastwise trade as set forth in the Shipping Act and the applicable regulations pertaining thereto. At no time have the Vessels been sold, chartered or otherwise transferred to any person in violation of any applicable laws, rules or regulations. The Vessels will, on the Closing Date, have current Certificates of Inspection in effect from the United States Coast Guard or the American Bureau of Shipping and an American Bureau of Shipping Loadline Certificate and Hull and Machinery Classification, free of reported or reportable exceptions or notations for record.



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         (b) There are no actual, pending or to the Knowledge of Sellers, Parent or Hess after due inquiry threatened claims against the Vessels or the Other Assets that could reasonably be expected to give rise to a Lien (other than Liens that would be covered by valid and collectible insurance that would be assigned to Buyer hereunder, including applicable deductibles), or acts or incidents which could reasonably be expected to give rise to any such claims, relating to or arising out of the Vessels or the Other Assets or the operation of the Vessel Business. Except as set forth on SCHEDULE 3.09, all material assets necessary or useful in or to the business of each Seller as presently operated by such Seller are owned of record and beneficially by such Seller which owns them and not by any affiliate of such Seller or by any other party.
SCHEDULE 3.09 includes a list of all leases, licenses and permits included in the Other Assets. As to each license or permit the licensee's or permit holder's interest in which constitutes part of the Other Assets, such license or permit is in full force and effect, no notice of cancellation or termination under any option or right reserved to the licensor or permit holder under such license or permit or notice of default has been received by the Seller that is a party thereto and no event or condition has occurred or exists which, with notice or lapse of time or both would constitute a default thereunder. No Seller has assigned its interests under any such license or permit or sublicensed or assigned the right, license or permit granted thereby. Each Seller has the right to transfer all of its right, title and interest in the licenses and permits included in the Other Assets which by their terms are permitted to be transferred or assigned without any consent, and the transfer contemplated hereby will not affect their validity or enforceability.

         (c) Each Vessel is seaworthy, properly manned, equipped and supplied for its current or next upcoming voyage, the cargo tanks, pipelines, and valves of each Vessel are suitable for cargo, and the pumps and heating coils, if any, of each Vessel are in good working condition. Nothing has occurred to the physical condition of any Vessel since the date of inspection by Buyer of such Vessel or to the Other Assets since December 31, 2000 that would have any material adverse effect on the value of the Vessels or the Other Assets or the suitability of the Vessels or the Other Assets for the purposes for which they have been and are being employed in the operation of the Vessel Business. Except as otherwise set forth in this Section 3.09(c), as to condition the Vessels are being sold AS IS, WHERE IS.

         Section 3.10 Absence of Certain Changes. Since December 31, 2000 (except with respect to Section 3.10(a) below as to which for each Vessel it is since the date of Buyer's inspection of such Vessel), each Seller has conducted its business in the ordinary course consistent with past practice and there has not been:

         (a) any event, occurrence or development of a state of circumstances or facts which has had or reasonably could be expected to have a Material Adverse Effect;

         (b) any creation or assumption by any Seller of any Lien on any of the Vessels or Other Assets other than with respect to the Vessels, any Lien which arises by operation of law, has not been recorded and has not been asserted by the holder thereof;

         (c) any transaction or commitment made, or any contract or agreement entered into, by any Seller relating to the Vessel Business or binding upon the Vessels or Other Assets (including the acquisition or disposition of any of the Vessels or Other Assets) or any


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relinquishment by any Seller of any contract or other right, in either case, material to such Seller, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

         (d) any change in any method of accounting or accounting practice by any Seller, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

         (e) any (i) grant of any severance or termination pay to any officer or employee of any Seller except in connection with the transactions contemplated under this Agreement, (ii) entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer or employee of any Seller, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to officers or employees of any Seller, other than in the ordinary course of business consistent with past practice;

         (f) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of any Seller or any Affiliate Employer (as hereinafter defined), which employees were not subject to a collective bargaining agreement at December 31, 2000, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

         (g) any material revaluation, write-down or write-off by any Seller of any of the Vessels or Other Assets;

         (h) any amendment or termination of any material contract relating to the Vessel Business;

         (i) any breach of the terms of any of the material contracts relating to the Vessel Business;

         (j) any commencement or notice of commencement or, the threat of commencement of any litigation or any governmental proceeding against or investigation of any Seller or any Seller's Vessel Business which would have a Material Adverse Effect or adversely affect the ability of any Seller, Parent or Hess to consummate the transactions contemplated hereby;

         (k) any waiver or release of any material right or claim of any Seller which constitutes a part of the Vessels or Other Assets; or

         (l) to the Knowledge of Sellers, Parent and Hess, any entry into any commitment of any kind, or the occurrence of any event giving rise to any contingent liability not covered by the foregoing that would have a Material Adverse Effect or adversely affect the ability of any Seller, Parent or Hess to consummate the transaction contemplated hereby.





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         Section 3.11 Material Contracts.

         (a) Except as disclosed in SCHEDULE 3.11, no Seller is a party to or bound by any written contract (i) with a term greater than one year or (ii) which will involve annual consideration in excess of $500,000. Each Seller has delivered to Buyer a copy of each contract listed on SCHEDULE 3.11.

         (b) Each contract disclosed in SCHEDULE 3.11 to this Agreement is a valid and legally binding agreement of the Seller that is a party thereto, and is in full force and effect, and no Seller, or to the Knowledge of Sellers, any other party thereto is in default or breach under the terms of any such contract, and, to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

         (c) The transfer contemplated herein will not affect the validity or enforceability of any contract disclosed on SCHEDULE 3.11.

         Section 3.12 Compliance with Laws and Court Orders. No Seller is in violation of, none has since December 31, 2000 violated, and to Sellers', Parent's or Hess's Knowledge no Seller is under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree that could have a Material Adverse Effect or adversely affect the ability of any Seller, Parent or Hess to consummate the transactions contemplated hereby.

         Section 3.13 Absence of Defaults. None of the Sellers, Parent or Hess is in default, and no event has occurred which with notice or lapse of time or both would constitute a material default, in any way under any term or provision of any agreement or instrument to which any Seller, Parent or Hess is a party or by which any Seller, Parent or Hess is bound or by or to which the Vessel Business or any of the Vessels or Other Assets is bound or subject that could have a Material Adverse Effect or adversely affect the ability of any Seller, Parent or Hess to consummate the transactions contemplated hereby.

         Section 3.14 Litigation. Except as set forth on SCHEDULE 3.14, (a) there are no actions, claims, suits, investigations, inquiries or proceedings pending against any Seller, Parent or Hess or in rem against any of the Vessels or Other Assets or, to Sellers', Parent's or Hess's Knowledge, threatened against any Seller, Parent or Hess or in rem against any of the Vessels or Other Assets, at law or in equity, in any court, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality which if adversely decided could (i) affect the validity or enforceability of this Agreement or the documents contemplated hereby to be executed by any Seller and/or Parent or Hess; (ii) prevent or delay consummation of the transactions contemplated hereby or (iii) establish a Lien against any of the Vessels or Other Assets; and (b) none of the Sellers, Parent or Hess is in violation of any order, decree, judgment, award, determination, ruling or regulation of any court, governmental department, commission, board, bureau, agency or other instrumentality, the result of which violation individually or violations in the aggregate has had or could have a Material Adverse Effect or could (i) affect the validity or enforceability of this Agreement or the documents contemplated to be executed by any Seller and/or Parent or Hess; (ii) prevent or delay


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consummation of the transactions contemplated hereby; or (iii) establish a Lien against any of the Vessels or Other Assets.

         Section 3.15 Environmental Matters.

         (a) In this Section 3.15(a), all terms appearing in initial capitals shall have the meaning given them in Section 3.15(b) hereof. With respect to the Vessel Business and except as to those matters identified on SCHEDULE 3.15(a);

                  (i) the operations of Sellers have complied in all material respects with all applicable Domestic Environmental Laws in all jurisdictions in which any Seller currently conducts business;

                  (ii) none of the operations of any Seller are subject to any judicial or administrative proceeding alleging the violation of any Domestic Environmental Law;

                  (iii) none of the operations of any Seller are the subject of any federal or state investigation evaluating whether any Remedial Action is needed to respond to a Release of any Contaminant or other substance into the environment;

                  (iv) no Seller has filed any notice under any Domestic Environmental Law applicable to the jurisdiction in which operations of any Seller are conducted indicating past or present treatment, storage or disposal of a hazardous waste or reporting a Release of a Contaminant or other substance into the environment;

                  (v) none of the operations of any Seller involve the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent thereof, in violation of any Domestic Environmental Law applicable to the jurisdiction in which operations of any Seller are conducted, including without limitation statutes, regulations and laws pertaining to permits and manifests;

                  (vi) no Seller has disposed of any hazardous waste or substance or other material by placing it in or on the ground or waters of any premises owned, leased or used by any Seller in violation of any Domestic Environmental Law applicable to the jurisdiction in which operations of any Seller are conducted; and

                  (vii) no Lien in favor of any governmental authority for any liability under Domestic Environmental Laws applicable to the jurisdiction in which operations of any Seller with respect to the Vessel Business of any Seller are conducted, or damages arising from or costs incurred by such governmental authority in response to a release of a Contaminant or other substance into the environment has been filed or attached to any of the Vessels or Other Assets or any of the locations upon which the operations of any Seller with respect to the Vessel Business of any Seller is conducted



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





which, in the case of any non-compliance, violation, disposal. Release, liability or other condition or circumstance identified in (i) -- (vii) above, could have a Material Adverse Effect or adversely affect the ability of any Seller, Parent or Hess to consummate the transactions contemplated hereby.

         (b) The following terms shall have the meanings set forth below:

                  (i) "Contaminant" shall mean those substances or materials that are defined as hazardous or toxic or that are regulated by or form the basis of liability under any Domestic Environmental Law, including without limitation asbestos, polychlorinated biphenyls ("PCBs"), and radioactive substances, or any other material or substance that constitutes a health, safety or environmental hazard to any person or property.

                  (ii) "Domestic Environmental Laws" shall mean all federal, state or local laws relating to the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.), the Marine Protection, Research and Sanctuaries Act (33 U.S.C. Section 1401 et seq.), the Outer Continental Shelf Lands Act (43 U.S.C. Section 1331 et seq.) and the Act to Prevent Pollution from Ships (33 U.S.C. Sections 1902-1912, including without limitation Annexes I, II and V of the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto (MARPOL 73/78) done at London on February 17, 1978) and other treaties or conventions into which the United States has entered, as these laws have been amended or supplemented, and any analogous state or local statutes, rules or ordinances and the regulations promulgated pursuant thereto.

                  (iii) "Permit" shall mean any permit, approval, authorization, license variance, or permission required from a governmental authority under any applicable Domestic Environmental Laws.

                  (iv) "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration into the indoor or outdoor environment, or into or out of any property owned or leased by any of the Companies, including the movement of any Contaminant through or in the air, soil, surface water, groundwater, or property and including without limitation the meanings of such words as set forth in the laws, applicable treaties, rules, ordinances or regulations or analogous governmental provisions referred to under Domestic Environmental Laws.

                  (v) "Remedial Action" shall mean all actions required or voluntarily undertaken to (i) clean up, remove, treat, or in any other way address any Contaminant in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Contaminant so it does not migrate or endanger or threaten to endanger public health or welfare of the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         (c) This warranty in Section 3.15 shall not give rise to any remedy relating to the structural soundness, condition, repair or adequacy for use of the Vessels or Other Assets.

         Section 3.16 ERISA and Related Matters.

         (a) Set forth on SCHEDULE 3.16(a) is a list of all "employee pension benefit plans" and all "employee welfare benefit plans" within the meaning of, respectively, Sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (determined without regard to any regulatory exceptions to such statutory definitions), in which employees of any Seller or Spentonbush/Red Star Companies, Inc. ("Spentonbush/Red Star") participate or have participated within the six-year period ending on the Closing Date (collectively, including any Multiemployer Plans as defined below, the "PLANS"). Except as set forth on SCHEDULE 3.16(a), there are no "multiemployer plans" within the meaning of Section 3(37) of ERISA ("MULTIEMPLOYER PLANS") in which any Seller or Spentonbush/Red Star participate or have been a participating employer within the last six (6) years or in which employees of any such entities participate or have participated within the last six (6) years.

         (b) All contributions which are required under any Plan for all plan years ending on or prior to the date hereof which have become due have been made.

         (c) Each Plan is in material compliance, in form and in operation, with its terms and all applicable laws. Neither Hess, Parent nor any Seller has received any written notice (formal or informal) that any Plan has been operated in violation of any applicable laws.

         (d) No excise tax is due (or would be due in the absence of a waiver) under Code Section 4971 with respect to any Plan.

         (e) Each Seller and all ERISA Affiliates have paid all premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Pension Plan which is covered by Title IV of ERISA for each plan year thereof for which such premiums are required.

         (f) None of the Sellers nor any ERISA Affiliate have any unpaid "withdrawal liability" (as defined by Section 4201 of ERISA) to any Multiemployer Plan which affects the employees of the Vessel Business.

         (g) Except as set forth on SCHEDULE 3.16(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment becoming due from any Seller under any employee benefit arrangement or plan or any Plan. There is no agreement, plan, or arrangement covering any current or former employee, director, or consultant of any Seller that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Code Sections 162(m) or 280G.

         (h) As used in this Section 3.16, the following terms shall have the meanings set forth below:

                  (i) "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under common control" with, or a member of an "affiliated service group" with Seller as such terms are defined in Section 414(b), (c),
         (m) or (o) of the Code.

                  (ii) "PBGC" shall mean the Pension Benefit Guaranty
         Corporation.

                  (iii) "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer
         Plan) which (a) is (or was within the six-year period ending on the Closing Date) entered into, maintained, administered, contributed to or required to be contributed to, as the case may be, by any Seller or any ERISA Affiliate and (b) which covers (or covered within the six-year period ending on the Closing Date) any current or former employee, director, or consultant of any Seller, or any ERISA Affiliate (with respect to their relationship with such entities).

         Section 3.17 Customers and Suppliers. SCHEDULE 3.17 lists the names and addresses of all of the customers and suppliers of Sellers (and including the dollar amount of total sales to each such customer or purchases from each such supplier to the extent separable from other Hess operations not included in the Vessel Business) from January 1, 2000 through the most recent month ending prior to the Closing Date. To Sellers', Parent's and Hess's Knowledge, the relationships of each applicable Seller with the customers and suppliers listed in SCHEDULE 3.17 are satisfactory, and Sellers are not aware of any unresolved disputes involving amounts greater than $10,000 individually or $30,000 in the aggregate with any of such customers or suppliers. Since January 1, 2000, no material customer or material supplier (for this purpose, a "material customer" means a customer that accounts for more than $10,000 in sales per any twelve month period and a "material supplier" means a supplier from which purchases totaled $10,000 per any twelve month period) has, in writing, cancelled, limited or notified any Seller of its intent to cancel or limit its relationship with Sellers.

         Section 3.18 Patents, Trademarks and Copyrights. Except as set forth on
SCHEDULE 3.18, no Seller owns nor is a licensee or sublicensee of any patents, trademarks, copyrights or other intellectual property rights used in the Vessel Business except for (i) the corporate names that are owned by each Seller, (ii) those rights that are incorporated by the manufacturers into the Vessels or Other Assets, without granting any Seller any specified rights therein; and
(iii) software license agreements and related contracts, pursuant to which the payment of all costs, fees and royalties have been duly and timely paid by each Seller and no event of default has occurred thereunder. There have been no claims made, and none of Hess, Parent nor any Seller has received any notice and none of Hess, Parent or any Seller otherwise knows or has reason to believe that the operation of the Vessel Business or any of the Vessels or Other Assets is in conflict with the rights of any third party with respect to intellectual property.

         Section 3.19 Insurance. SCHEDULE 3.19 sets forth a true, complete and correct list of all insurance policies of any kind or nature covering each Seller with respect to the Vessel Business, and the Vessels and Other Assets, including without limitation policies of fire, theft, employee fidelity, worker's compensation, property and other casualty and liability insurance, and indicates the type of coverage, name of insured, the insurer, the expiration date of each policy and the amount of coverage for statutory workers' compensation. SCHEDULE 3.19 also sets forth a list of any currently pending claims under such policies or similar prior policies. The premiums for the insurance policies listed in SCHEDULE 3.19 have been fully paid. The insurance afforded under such policies or certificates is in full force and effect and will continue to cover each Seller with respect to the Vessel Business, and the Vessels and Other Assets through the Closing. Copies of each such policy have been made available to Buyer.

         Section 3.20 Employees. Sellers have separately provided to Buyer a chart listing of all employees of each Seller and each employee of each Affiliate Employer who are now employed in Sellers' Brooklyn marine facility or on the Vessels providing services to one or more Sellers and the rates of pay for and all commission, bonus or other compensation or expense reimbursement or allowance arrangements regarding such employees. Such chart lists each management or employment contract or contract for personal services and a description of any understanding or commitment between any Seller or any Affiliate of Seller and any employee listed on such chart. A description of such understandings and commitments has been delivered to Buyer. Except as agreed to beforehand by Buyer, no Seller has through the date of this Agreement made, and none will hereafter make, any statement or communication of any kind regarding whether, or the terms and conditions upon which, any such employee may continue to be employed by Buyer.

         Section 3.21 Labor Agreements; Disputes. Except as set forth on
SCHEDULE 3.21, no Seller nor any Affiliate of any Seller employing employees listed on the chart referred to in Section 3.20 to either Seller or the Vessel Business (an "Affiliate Employer") is a party to and has an obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, nor any obligation to recognize or deal with any labor union or organization. Except as set forth on
SCHEDULE 3.21, there are, and in the last three (3) years there have been, no pending or overtly threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of any Seller or any Affiliate Employer. Except as set forth on SCHEDULE 3.21, there are, and in the last three (3) years there have been, no overt activities or efforts of any labor union or organization (or representatives thereof) to organize any employees engaged in the Vessel Business of any Seller, nor of any demands for recognition or collective bargaining, nor of any strikes, slowdowns, work stoppages or lock-outs of any kind, or overt threats thereof, by or with respect to any employees of the Vessel Business, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three-year period preceding the date hereof. There are no pending, or to the Knowledge of Sellers, Parent or Hess threatened, charges or complaints involving any federal, state or local civil rights enforcement agency or court; complaints or citations under the

Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or, to Sellers', Parent's or Hess's Knowledge, threatened or proposed, involving any Seller or any Affiliate Employer and any employee, former employee or any labor union or other organization representing or claiming to represent such employees' interests, which could have a Material Adverse Affect. To the Knowledge of Sellers, Parent and Hess, each Seller and each Affiliate Employer is and has been in compliance in all respects with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, the sponsorship, maintenance, administration and operation of (or the participation of its employees in) employee benefit plans and arrangements and occupational safety and health programs except where the failure to be in compliance would not result in a Material Adverse Effect, and no Seller nor any Affiliate Employer is engaged in any violation of any law, rule or regulation related to employment, including unfair labor practices or acts of employment discrimination, which could have a Material Adverse Effect.

         Section 3.22 Regulatory Filings. Each Seller has filed all reports, statements, documents, registrations, filings or submissions required, in connection with the operation of the Vessel Business or the Vessels or Other Assets, to be filed by each Seller with any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, the failure to file which would have a Material Adverse Effect. All such filings complied with applicable law when filed and no deficiencies have been asserted by any such regulatory authority with respect to such filings or submissions.

         Section 3.23 Transactions with Affiliates. Except as set forth on
SCHEDULE 3.23, there are no contracts or arrangements (formal or informal, written or oral) related directly or indirectly to the Vessel Business or the Vessels or Other Assets between any Seller and any other persons controlling, under common control with or controlled by such Seller.

         Section 3.24 Finder's Fee. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Buyer without the intervention of any person on behalf of Parent, Hess and Sellers in such manner as to give rise to any valid claim by any such person against Buyer for a finder's fee, brokerage commission or similar payment.

         Section 3.25 Customary Business Practice. None of Sellers, Parent or Hess has conducted or maintained any material business practices or relationships in connection with the Vessel Business in any manner other than is customary or standard in the industry, and there are no special relationships with any suppliers or customers that are inconsistent with customary and standard practice in the industry.

         Section 3.26 No MARAD Financings or Guarantees. The United States Maritime Administration has not financed or guaranteed any obligation of any Seller that is presently outstanding.

         Section 3.27 Disclosure. Each response by Brian Douty, Stan Chelluck and Joe Gehegan to inquiries in connection with the due diligence performed by representatives of Buyer

(other than responses to interviews by Buyer for purposes of making employment decisions), as revised or updated by subsequent disclosures and this Agreement, was complete and accurate in all material respects. Copies of the most recent versions of all documents and other written information referred to herein or in the schedules that have been delivered or made available to Buyer are true, correct and complete copies thereof and include all amendments, supplements or modifications thereto or waivers thereunder. Such documents and other written information do not omit any material facts necessary, in light of the circumstances under which such information was furnished, to make the statements set forth therein not misleading. Except as expressly set forth in this Agreement and the schedules or in the certificates or other documents delivered pursuant hereto, including written due diligence materials, there are no other facts other than facts generally known to the public which impact on the tug and barge industry generally which will have a material adverse effect on the value of the Vessel Business or the Vessels or Other Assets.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller that:

         Section 4.01 Corporate Existence and Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and has, or will by the Closing Date have, all material governmental licenses, authorization, consents and approvals required to hold, use and lease its properties and assets and to carry on its business as now conducted or as required to carry out its obligations under the Contract of Affreightment attached hereto as EXHIBIT A. Buyer is duly qualified, or by the Closing Date will be qualified, to do business as a foreign corporation and is or will be in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect or as may be required to perform in all material respects under the Contract of Affreightment. Buyer is a citizen of the United States within the meaning of Section 2 of the Shipping Act, and qualified to operate vessels in the coastwise trade of the United States as set forth in the Shipping Act and the applicable regulations pertaining thereto.

         Section 4.02 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Buyer.

         Section 4.03 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority.

         Section 4.04 Non-contravention. Except as set forth on SCHEDULE 4.04, for which matter a consent will be obtained prior to Closing, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby do not and will not (a) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of law, regulation; judgment, order or decree binding upon Buyer, or (c) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any agreement, contract or other instrument binding upon Buyer.

         Section 4.05 Finders' Fees. All negotiations with respect to this Agreement and the transactions contemplated hereby have been carried out by Buyer directly with Sellers, Parent and Hess without the intervention of any person on behalf of Buyer in such manner as to give rise to any valid claim by any such person against Sellers, Parent or Hess for a finder's fee, brokerage commission or similar payment, other than RBC Dominion Securities Corporation, which has been engaged by Buyer to represent it in this transaction at Buyer's sole expense.

         Section 4.06 Financing. Buyer has, or will have by the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price less, the Good Faith Deposit.

                                    ARTICLE 5
                              COVENANTS OF SELLERS

         Each Seller, Parent and Hess, jointly and severally, agree that from the date hereof until the Closing Date:

         Section 5.01 Conduct of the Companies. Sellers shall, and Parent shall cause Sellers to, conduct its Vessel Business in the ordinary course consistent with past practice and use its reasonable commercial efforts to maintain, preserve and protect the Vessels and Other Assets and the Vessel Business, keep available the services of the present officers and employees of the Vessel Business and preserve the present relationships with persons having business dealings with Sellers. Without limiting the generality of the foregoing, from the date hereof until the Closing Date:

         (a) No Seller will adopt or propose any change in its certificate of incorporation or bylaws which would affect its ability to complete the transactions contemplated in this Agreement;

         (b) No Seller will, merge or consolidate with any other Person or acquire a material amount of assets of any other Person which would affect its ability to complete the transactions contemplated in this Agreement;

         (c) No Seller will, without the prior written approval of Buyer, sell, lease, license or otherwise dispose of any Vessels or Other Assets or property except (i) pursuant to existing contracts or commitments or (ii) in the ordinary course consistent with past practice;

         (d) No Seller will, (i) take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

         (e) No Seller will increase the pay rates of existing employees except
(i) pursuant to existing contracts or commitments or (ii) in the ordinary course of business consistent with past practice; and

         (f) No Seller will allow its fuel and lubricants on board the Vessels at the Closing to decline below a level consistent with its routine historical performance.

         (g) No Seller will agree or commit to do any of the foregoing.

         Section 5.02 Access to Information. Sellers shall permit Buyer and its counsel, accountants and other representatives reasonable access during normal business hours to all of their properties, books, contracts, commitments and other records relating to the Vessel Business, Vessels and Other Assets, including without limitation tax returns, declarations of estimated tax and tax reports, and during such period Sellers shall furnish promptly to Buyer all other information concerning the Vessel Business, Vessels and Other Assets and personnel as Buyer may reasonably request; provided, however, that, no investigation pursuant to this Section 5.02 or otherwise shall limit the effect of any representations or warranties contained in this Agreement. Without limiting the generality of the foregoing, each Seller shall deliver to Buyer copies of all financial statements, reports or analyses with respect to the Vessel Business, Vessels and Other Assets which are prepared or received between the date hereof and the Closing Date promptly after such preparation or receipt regardless of whether such financial statements, reports or analyses are prepared internally or by third parties.

         Section 5.03 Notices of Certain Events. Each Seller shall promptly notify Buyer of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (c) any actions, suits, claims, investigations or proceedings commenced or, to Sellers', Parent's or Hess's Knowledge threatened against, relating to or involving or otherwise affecting any Seller, the Vessels, the Other Assets or the Vessel Business which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or which relate to the consummation of the transactions contemplated by this Agreement.

         Section 5.04 Continued Administration.

         (a) Sellers, Parent and Hess shall use their best efforts to cause to have their Plan Administrators administer each and every Plan listed in SCHEDULE 3.16(a) hereto in accordance with its terms and the provisions of the Code and ERISA. Sellers shall, and shall not permit their Affiliates to amend or terminate any such Plan except as described on SCHEDULE 3.16(a).

         (b) Neither Buyer nor any of its affiliates shall adopt, become a sponsoring employer of, nor have any obligations under or with respect to any employee pension benefit plans or employee welfare benefits plans maintained by the Seller, including but not limited to the Plans listed on SCHEDULE 3.16(a), and Seller shall retain all liabilities thereunder.

          (c) Seller acknowledges that Seller is responsible, and Buyer is not responsible, for determining whether restrictions on distributions from a plan pursuant to Section 401 (k)(10) of the Internal Revenue Code, as amended (the "CODE"), apply for purposes of any current employees of Seller who become employees of Buyer as a result of this Agreement.

         Section 5.05 Records. Sellers shall maintain their books, accounts and records in the usual, regular and ordinary manner.

         Section 5.06 Maintenance of Insurance. Sellers shall maintain in full force and effect all of their presently existing insurance coverage described in
SCHEDULE 3.19 hereto, or insurance comparable to such existing coverage. Sellers shall cause Buyer to be named as an additional insured and loss payee under such policies except for its P&I insurance effective from the signing of this Agreement and will provide written notice to Buyer of all insured claims arising between the date of this Agreement and the Closing Date.

          Section 5.07 Additional Disclosure. Sellers and/or Parent or Hess shall promptly, after the occurrence thereof is known to any Seller and/or Parent or Hess, advise Buyer of each event subsequent to the date hereof which causes any covenant of any Seller and/or Parent or Hess to be breached or causes any representation or warranty of any Seller and/or Parent or Hess contained herein to no longer be true, correct or complete.

          Section 5.08 Taxes. Each Seller shall (and Parent shall cause each Seller to) continue to timely file all Tax Returns with the appropriate governmental agencies in all jurisdictions in which such returns or reports are required to be filed, and ensure that all Taxes have been properly accrued and paid when due.

          Section 5.09 Approvals. Sellers, Parent and Hess shall obtain, and shall cooperate with Buyer in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required by such relevant person to consummate the transactions contemplated hereby. Each Seller, Parent and Hess shall provide such information and communications to governmental and regulatory authorities, as such governmental and regulatory authorities or Buyer may reasonably request and shall obtain the requisite consents of third parties required to consummate the transactions contemplated hereby. Notwithstanding any other language herein, none of Sellers, Parent, Hess or Buyer shall be required to make any payment or other concession or to assume any obligation in connection with obtaining such consents.

         Section 5.10 Compliance with Legal Requirements. Sellers, Parent and Hess shall use their reasonable commercial efforts to comply promptly with all requirements which federal or state law may impose on any Seller, Parent or Hess with respect to the transactions contemplated by this Agreement, and will promptly cooperate with and furnish information to Buyer in connection with any such requirements imposed upon them in connection therewith.

         Section 5.11 Certain Acts or Omissions. Sellers shall not, and Parent shall cause Sellers not to (a) omit to take any action called for by any of its covenants contained in this Agreement, or (b) take any action which it is required to refrain from taking by any of such covenants. Sellers, Parent and Hess shall, and Parent and Hess shall cause each Seller to, before the Closing, use reasonably commercial efforts to cure any violation or breach of any of its representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and shall obtain the satisfaction of all conditions to Closing set forth in this Agreement.

         Section 5.12 Personnel. Sellers shall not, and Parent shall cause Sellers not to, take any action in connection with the settlement or termination of any employment terms, plans, agreements or benefits regarding employees of any Seller or any Affiliate Employer that could reasonably be expected to interfere with Buyer's ability to hire any such employees after the Closing on terms reasonably satisfactory to Buyer.

         Section 5.13 Repairs. Any Vessels or Other Assets under repair on the date hereof shall be delivered to Buyer upon completion of such repairs and all costs therewith shall be paid by Sellers.

         Section 5.14 Transition Matters. Sellers shall, and Parent shall cause Sellers to, cooperate with Buyer to effect an orderly and timely transfer by the Closing Date of all licenses, permits and the like that Buyer is to acquire pursuant to this Agreement or, if any such licenses, permits and the like have not been fully transferred as of the Closing Date, to the extent permitted by law allow Buyer to use and operate under the same in Sellers' names until such time as they have been completely transferred to Buyer. Immediately following the Closing each Seller shall permanently cease to use its corporate name in the operation of any vessel transportation business; provided that, with respect to the operation of the Ocean Star in the Caribbean, Sellers shall be permitted to use its corporate name for 90 days following the Closing Date.

         Section 5.15 May 31 Financials. Parent shall, prior to June 12, 2001, deliver to Buyer true, complete and correct copies of the combined unaudited financial statements (including balance sheet, statements of income, cash flow and shareholders' equity) of Sellers for the period ended May 31, 2001, including the notes relating thereto. Such financial statements of Sellers provided to Buyer shall fairly present, in conformity with generally accepted accounting principles consistently applied the combined financial position of Sellers as of the date thereof and their combined results of operations and changes in financial position for the period then ended (subject to normal period-end adjustments).

                                    ARTICLE 6
                               COVENANTS OF BUYER

         Buyer agrees that:

         Section 6.01 Approvals. Buyer shall take all reasonable steps, and shall use reasonable commercial efforts to obtain, and shall cooperate with each Seller, Parent and Hess in obtaining, as promptly as possible, all approvals, authorizations and clearances of governmental and regulatory bodies and officials required to consummate the transactions contemplated hereby. Buyer shall provide such information and communications to governmental and regulatory authorities as such governmental and regulatory authorities or any Seller, Parent or Hess may reasonably request and shall use reasonable commercial efforts to obtain any requisite consents of third parties, to the extent required to consummate the transactions contemplated hereby but only if no payment or other concessions are required of Buyer to obtain such consents.

         Section 6.02 Compliance with Legal Requirements. Buyer shall use reasonable commercial efforts to comply promptly with all requirements which federal or state law may impose on them or any of their affiliates with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to Sellers in connection with any such requirements imposed upon them in connection therewith.

         Section 6.03 Certain Acts or Omissions. Buyer shall not (a) omit to take any action called for by any of its covenants in this Agreement or (b) take any action which it is required to refrain from taking by any of such covenants. Buyer shall use all reasonable efforts to cure, before the Closing, any violation or breach of any of its representations, warranties or covenants contained in this Agreement which becomes known, occurs or arises subsequent to the date of this Agreement and to obtain the satisfaction of all conditions to Closing set forth in this Agreement.

         Section 6.04 Repainting Vessels. Within 90 days of Closing, Buyer shall, at Buyer's expense, remove or paint over the Hess logos (including any Hess Affiliate logos) on each Vessel and the Hess colors on each Vessel above the waterline.

         Section 6.05 WARN Act. Buyer has offered all employees of Sellers or any Affiliate Employer employed in the Vessel Business employment. Buyer agrees that if WARN Act issues arise, the Closing may be delayed until appropriate notices can be given under such act.

         Provided that the first sentence in this Section 6.05 is true, Seller has not violated, and will not violate, the WARN Act, or any similar state or local law. Seller shall further indemnify and hold harmless Buyer from any WARN Act and similar state or local law liability that may result from an "Employment Loss," as defined by 29 U.S.C. Section 2101(a)(6), caused by Seller.

         Section 6.06 Recordkeeping; Use of Sellers' Manuals.

         (a) For 6 years, Buyer shall grant Hess reasonable access to all files pertaining to the pre-closing operation of the Vessel Business currently stored on the premises at the Brooklyn marine facility and shall not remove, discard or destroy any such files without first notifying Hess and providing Hess with a reasonable opportunity to review and, at Hess' cost, to copy or remove such files. After 6 years from the date hereof, if Buyer is planning to destroy or discard files pertaining to the pre-closing operation of the Vessel Business, it will use reasonable efforts to notify Hess and give Hess 5 days to remove such files. However, with respect to Buyer's obligations after year 6, the parties agree that Buyer will have no liability to Hess if Buyer fails to notify Hess. Buyer also agrees to use commercially reasonable efforts to forward as promptly as practicable all telephone calls, faxes, mail and similar items pertaining to the pre-Closing operation of the Vessel Business to David Cerulo, Amerada Hess Corporation,
1185 Avenue of the Americas, New York, NY 10036 (telephone: 212-536-8498; fax:
212-536-8621).

         (b) Buyer agrees as promptly as practicable after Closing to delete all references to Seller, Hess or any of their affiliates in any Vessel Business manuals and to indemnify Sellers, Hess and their affiliates from any claims arising from Buyer's use of such manuals post-Closing.

         (c) Seller agrees to use commercially reasonable efforts to forward as promptly as practicable all telephone calls, faxes, mail and similar items pertaining to the post-Closing operation of the Vessel Business to Buyer.


                                   ARTICLE 7
                     COVENANTS OF BUYER, SELLERS AND PARENT

         The parties hereto agree that:

         Section 7.01 Confidentiality.

         (a) Prior to the Closing Date and after any termination of this Agreement, Buyer will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Sellers furnished to Buyer in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by Buyer, (b) in the public domain through no fault of Buyer or (c) later lawfully acquired by Buyer from sources other than Sellers, Parent or Hess; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. Buyer's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Buyer will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Hess, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or on its behalf from Sellers, Parent or Hess in connection with this Agreement that are subject to such confidence.

         (b) Prior to the Closing Date and after any termination of this Agreement, each Seller, Parent and Hess will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning Buyer furnished to any Seller, Parent or Hess in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by any Seller, Parent or Hess, (b) in the public domain through no fault of

Seller or (c) later lawfully acquired by any Seller, Parent or Hess from sources other than Buyer; provided that any Seller, Parent or Hess may disclose such information to their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and to their respective lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such Persons are informed by such Seller, Parent or Hess of the confidential nature of such information and are directed by such Seller, Parent or Hess to treat such information confidentially. Parent's, Hess' and any Seller's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, Seller, Parent or Hess will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Buyer, upon request, all documents and other materials, and all copies thereof, obtained by such Seller, Parent or Hess or on its behalf from Buyer in connection with this Agreement that are subject to such confidence.

         Section 7.02 Public Announcements. Buyer, each Seller, Parent and Hess will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

         Section 7.03 BDIS System. Hess retains a personal, nontransferable and nonexclusive right to use BDIS solely for internal business purposes. Such right to use includes the right to modify BDIS and to prepare derivative works based on BDIS, provided that any such modification or derivative work that contains any part of BDIS subject to this Agreement is treated hereunder the same as BDIS. Buyer claims no ownership interest in any portion of such a modification or derivative work that is not part of BDIS.

                                    ARTICLE 8
                              CONDITIONS TO CLOSING

         Section 8.01 Conditions to the Obligations of the Parties. The obligations of Sellers and Buyer to consummate the Closing are subject to the satisfaction of the following conditions:

         (a) if required by applicable law, this Agreement shall have been adopted by the stockholders of Sellers in accordance with such law;

         (b) any applicable waiting period (and any extensions thereof) under the HSR Act relating to the sale shall have expired or been terminated, and no condition with respect to obtaining such termination shall have been imposed on any Seller or Buyer;

         (c) On the Closing Date, no action or proceeding by any public authority or any other person shall be pending before any court or administrative body or overtly threatened to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby, and no action or proceeding by any public authority or private person shall be pending before any court or administrative body or overtly threatened to recover any damages or obtain other relief as a result of this Agreement or the transactions contemplated herein or as a result of any agreement entered into in connection with or as a condition precedent to the consummation thereof, which action or proceeding could result in a decision, ruling or finding which would have a Material Adverse Effect or prevent or interfere with Buyer's ability to conduct normal operations after the Closing with the Vessel Business, Vessels or Other Assets or the ability of Buyer or any Seller or Parent to fulfill its obligations under this Agreement;

         (d) All orders, consents, permits, authorizations, approvals and waivers of every governmental entity or third party required for the consummation of the transactions contemplated hereby, and all filings, registrations and notifications to or with all governmental entities required with respect to the consummation of such transactions, shall have been obtained or given.

         Section 8.02 Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the Closing are subject to the satisfaction of the following further conditions:

         (a) Each Seller, Parent and Hess shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date, the representations and warranties of each Seller, Parent and Hess contained in this Agreement and in any certificate or other writing delivered by any Seller, Parent or Hess pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time and Buyer shall have received a certificate signed by an executive officer of each of Sellers, Parent and Hess dated as of the Closing Date to the foregoing effect;

         (b) All action necessary to authorize the execution, delivery and performance by the each Seller, Parent and Hess of this Agreement shall have been duly and validly taken by the each Seller and Parent, and each Sellers, Parent and Hess shall have delivered to Buyer copies, certified as of the Closing Date by its Secretary, of all resolutions of the Board of Directors authorizing this Agreement and the transactions contemplated by this Agreement;

         (c) Buyer shall have received an opinion, addressed to Buyer and dated the Closing Date, of General Counsel for Sellers, Parent and Hess, in a form and containing provisions satisfactory to Buyer;

         (d) Each Seller shall deliver fully executed and duly acknowledged instruments of conveyance and transfer, including, but not limited to, Bills of Sale and Satisfaction of Mortgages and Abstracts of Title, and such other instruments conveying title to the Vessels and Other Assets, free and clear of all Liens. All such instruments of conveyance shall be in form and content reasonably satisfactory to Buyer and its counsel;

         (e) No incident or event shall have occurred resulting in the destruction, damage to, or loss of any Vessel or Other Asset (whether or not covered by insurance) in excess of $100,000 that has not been cured to a commercially reasonable standard by Sellers;

         (f) Sellers, Parent and Hess shall have delivered to Buyer true, complete and correct copies of audited combined financial statements (including balance sheet, statements of income, cash flow and shareholder's equity) of Sellers for the years ended December 31, 2000, 1999 and

1998, including the notes relating thereto, which shall not vary materially from the Financial Statements, and Buyer shall have received from a certified public accounting firm chosen by Buyer a clean opinion that the financial statements are presented fairly in accordance with generally accepted accounting principles, without exception with the cost of such audit to be paid by Buyer;

         (g) Hess and Buyer shall have entered into a Contract of Affreightment, substantially in the form which is attached hereto as EXHIBIT A;

         (h) Each lender of Sellers shall have released any Liens on the Vessels and Other Assets and consented to the conveyance of the Vessels and Other Assets to Buyer, free and clear of any and all Liens other than with respect to the Vessels any Liens which arose by operation of law, have not been recorded and have not been asserted by the holder thereof;

         (i) Effective physical possession and control of the Vessels and Other Assets shall have been tendered by each Seller and Parent to Buyer;

         (j) Specific assignments of material contracts and any proprietary information, licenses and permits to the extent permitted by law that Buyer may reasonably request to assure their continuity, together with any consents to such assignments that may have been obtained;

         (k) Buyer and Hess shall have entered into a lease regarding Sellers' office space and dock space in the form attached hereto as EXHIBIT B; and

         (l) The following additional documents shall have been executed and delivered by Sellers:

                  (i) CONSENTS. Copies of all required consents and approvals;

                  (ii) RELEASES. A release in a form and containing terms satisfactory to Buyer of any and all claims of Sellers, Parent or Hess, if any, may have against the Vessels or Other Assets or Buyer, except as may arise under this Agreement, under the Contract of Affreightment, or under any other documents executed in connection herewith;

                  (iii) CERTIFICATE OF SECRETARY. A Certificate of Secretary of each Seller, Parent and Hess attesting to the incumbency and the signature specimens with respect to the officers of such entities executing this Agreement and any other document delivered pursuant to this Agreement by or on behalf of such entities, and attesting to such other instruments and documents as counsel for Buyer shall reasonably request;

                  (iv) OTHER REQUESTED DOCUMENTS. Further instruments and documents, in form and content reasonably satisfactory to counsel for Buyer, as may be necessary or reasonably appropriate more fully to consummate the transactions contemplated hereby.

         Section 8.03 Conditions to the Obligations of Sellers and Parent. The obligations of each Seller, Parent and Hess to consummate the Closing are subject to the satisfaction of the following further conditions:

         (a) Buyer shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date, the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time and Seller shall have received a certificate signed by the President of Buyer dated as of the Closing Date to the foregoing effect;

         (b) Hess and Buyer shall have entered into a Contract of Affreightment, the form of which is attached hereto as EXHIBIT A;

         (c) Seller shall have received the Purchase Price;

         (d) The following additional documents shall have been executed and delivered by Buyer:

                  (i) Consents. Copies of all required consents and approvals;

                  (ii) Certificate of Secretary. A Certificate of Secretary of Buyer attesting to the incumbency and the signature specimens with respect to the officers of such entity executing this Agreement and any other document delivered pursuant to this Agreement by or on behalf of such entity, and attesting to such other instruments and documents as counsel for Seller shall reasonably request;

                  (iii) Other Requested Documents. Further instruments and documents, in form and content reasonably satisfactory to counsel for Sellers, as may be necessary or reasonably appropriate more fully to consummate the transactions contemplated hereby.

         (e) All action necessary to authorize the execution, delivery and performance by Buyer of this Agreement shall have been duly and validly taken by Buyer and Buyer shall have delivered to Sellers, Parent and Hess copies, certified as of the Closing Date by the Secretary of Buyer, of all resolutions of the board of directors of Buyer authorizing this Agreement and the transactions contemplated by this Agreement.

                                    ARTICLE 9
                                   TAX MATTERS

         Section 9.01 Preparation and Filing of Tax Returns. Sellers, jointly and severally with Parent and Hess represent and warrant to Buyer that:

         (a) Insofar as the same relates to the Vessels and/or Other Assets, all returns (including, income, franchise, sales and use, excise, severance, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "Tax Returns" or singularly as a "Tax Return") of or relating to any United States (including state or local) or foreign tax that are required to be filed (taking into account all extensions) on or before the Closing Date by Sellers, have been or will be timely filed with the appropriate federal, state, local and foreign authorities;

         (b) Insofar as the same relates to the Vessels and/or Other Assets, all state, local and foreign income, excise, property, sales and use taxes, assessments, interest, penalties, deficiencies, fees and other governmental charges or impositions which are called for as due by the Tax Returns, or which are claimed to be due with respect to the periods covered thereby, from Sellers (the "Taxes"), have been properly accrued or paid. Sellers have not received any notice of assessment or proposed assessment by any taxing authority in connection with any Tax Returns and there are no pending tax examinations of any Tax Returns of or tax claims in respect of the Tax Returns asserted with respect to the Vessels and Other Assets; and

         (c) There has been no disregard of any applicable statute, regulation, rule, revenue ruling or other authority in the preparation of any Tax Return applicable to the Vessels or Other Assets. There are no tax liens on any of the Vessels or Other Assets except for Liens for current taxes not yet due and payable. There is no basis for any additional assessment of any Taxes, penalties or interest with respect to the Vessels and Other Assets. Sellers have not waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.

         Section 9.02 Access to Information. After the Closing:

         (a) Sellers, Parent, Hess and each member of the affiliated group of corporations filing consolidated United States Income Tax Returns which include the Sellers (the "Hess Group") shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Vessels and Other Assets within the possession of Hess or any member of Hess Group (including without limitation work papers and correspondence with taxing authorities), and shall afford Buyer (or its designees) the right (at Buyer's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

         (b) Buyer shall grant to Parent (or its designees) access at all reasonable times to all of the information, books and records relating to the Vessels and Other Assets within the possession of Buyer (including without limitation work papers and correspondence with taxing authorities), and shall afford Parent (or its designees) the right (at Parent's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Parent (or its designees) to prepare Tax Returns, to conduct negotiations with Tax Authorities, and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

         (c) Each of the parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Vessels and Other Assets or to any claims, audits or other proceedings affecting the Vessels and Other Assets until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

         Section 9.03 Sales Taxes. The Purchase Price excludes, and Buyer will be liable for, any Transfer Taxes (as defined below) required to be paid in connection with the sale of the Vessels and Other Assets pursuant to this Agreement. "TRANSFER TAXES" shall mean any sales, use, excise, stock, document, filing, recording, authorization, transfer and similar taxes, fees and charges.

         Section 9.04 Apportionment of Property Taxes. All ad valorem, real property and personal property taxes attributable to the Vessels and Other Assets for the tax period during which the Closing Date occurs shall be prorated as of the Closing Date based upon such tax assessed against the assets for the tax period. The owner of record of the Companies on the assessment date will cause the Companies to file all required reports and returns incident to the Property Taxes.

         Section 9.05 Other Taxes. With the exception of income and franchise taxes, all federal, state and local taxes (including interest and penalties attributable thereto) on the ownership or operations of the Vessels and Other Assets which are imposed with respect to periods or portions of periods to the Closing Date shall be paid by Sellers and all such taxes imposed with respect to periods or portions of periods beginning on or after the Closing Date shall be paid by Buyer.

         Section 9.06. Purchase Price Allocations.

         (a) On or before the Closing Date, Sellers and Buyer mutually agree to allocate the Purchase Price among the Vessels and Other Assets as set forth in EXHIBIT C attached hereto. Sellers and Buyer agree that said allocation as set forth in EXHIBIT C is the proper allocation of the Purchase Price in accordance with the fair market value of the Vessels and Other Assets and that said allocation of the Purchase Price of the Vessels and Other Assets as set forth in EXHIBIT C shall apply for purposes of Section 1060 of the Internal Revenue Code of 1986 (as amended and together with any regulations promulgated thereunder, the "Code"). Sellers and Buyer agree (and each agrees to cause its affiliates) to report the federal, state and local income and other tax consequences of the transactions contemplated herein, and in particular to report the information required under Section 1060(b) of the Code (and any regulations promulgated thereunder), in a manner consistent with such allocation.

         (b) Sellers and Buyer further agree (and each agrees to cause its affiliates) to not take any tax position inconsistent with such allocation in connection with the examination of any of their tax returns, refund claims or litigation, investigations or other proceedings involving any of their tax returns. Sellers and Buyer each further agree that they will not take any position inconsistent with this allocation in preparing financial statements, tax returns, reports to shareholders or government authorities or otherwise.

         (c) Sellers and Buyer each agree to furnish the other a copy of IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the Code) as filed with the Internal Revenue Service by such party or any affiliate thereof, pursuant to Section 1060 of the Code, as a result of the consummation of the transactions contemplated hereby, within thirty (30) days of the filing of such form with the Internal Revenue Service.

                                   ARTICLE 10
                                 INDEMNIFICATION

         Section 10.01 Indemnification of Buyer Indemnitees. Each Seller, jointly and severally with Parent hereby agrees to indemnify and hold Buyer and its respective officers, directors, stockholders, agents, employees, and attorneys (the "BUYER INDEMNITEES") harmless from and against any and all liabilities, obligations, damages, deficiencies, losses and expenses:

         (a) resulting from any misrepresentation or breach of warranty of the surviving Representations and Warranties as set forth on SCHEDULE 12.03 or nonfulfillment of any covenant or agreement on the part of any Seller, Parent or Hess under the terms of this Agreement;

         (b) comprising or resulting from any Excluded Liabilities;

         (c) arising as a result of the ownership of the Vessels and/or Other Assets and/or the use and operation of the Vessels and Other Assets and the conduct by Sellers and the employees of any Affiliate Employer of the Vessel Business before the Closing Date;

         (d) resulting from any Liens existing on the Closing Date which arose out of the action (or failure to act) of any Seller, Parent or Hess; and

         (e) resulting from all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.

         Section 10.02 Indemnification of Seller Indemnitees. Buyer agrees to indemnify and hold Sellers and Parent and their respective officers, directors, stockholders, agents, employees, and attorneys (the "SELLER INDEMNITEES") harmless from and against any and all liabilities, obligations, damages, deficiencies, losses and expenses:

         (a) resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Buyer under the terms of this Agreement;

         (b) arising as a result of the ownership of the Vessels and Other Assets and/or the use and operation of any of the Vessels and Other Assets and the conduct of the Vessel Business from and after the Closing Date provided that this provision of this Agreement shall not be deemed to have any effect with respect to Buyer's services to Hess or its Affiliates subsequent to the Closing Date; and

         (c) resulting from all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to the foregoing.

         Section 10.03 Method of Asserting Claims, Etc. The items listed in
Section 10.01 and Section 10.02 are sometimes collectively referred to herein as "DAMAGES"; provided, however, that such reference shall be understood to mean the respective damages from and against which the Buyer Indemnitees or Seller Indemnitees, as the case may be, are indemnified as the context requires. The person claiming indemnification hereunder, whether a Buyer Indemnitee or a Seller Indemnitee, is sometimes referred to as the "INDEMNIFIED PARTY" and the party against whom such claims are asserted hereunder is sometimes referred to as the "INDEMNIFYING PARTY". All claims for indemnification by an Indemnified Party under Section 10.01 or Section 10.02 hereof, as the case may be, shall be asserted and resolved as follows:

         (a) If any claim or demand for which an Indemnifying Party would be liable for Damages to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a "THIRD PARTY CLAIM"), such Indemnified Party shall with reasonable promptness (but in no event later than thirty (30) days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the "CLAIM NOTICE"). For this purpose the commencement of any audit or other investigation respecting Taxes shall constitute a Third Party Claim. Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party's ability to defend against the Third Party Claim. The Indemnifying Party shall have thirty (30) days from delivery of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

         (b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Article, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party). If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim), to file during the

Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and provided further, that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the indemnified Party is liable for the largest amount of Damages with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 10.03(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

         (c) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Article, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled. The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. Notwithstanding the foregoing provisions of this Section 10.03(c), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, non-appealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.03(c) or of the Indemnifying Party's participation therein at the Indemnified Party's request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this
Section 10.03(c) (other than a dispute as to the Indemnifying Party's liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

         (d) If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the

Indemnifying Party of such claim by the Indemnified Party in writing, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim (the "INDEMNITY NOTICE"). If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or as the parties otherwise at such time agree.

         Section 10.04 Limitation. The maximum liability under the indemnification provisions of this Article 10 shall be limited to an amount equal to the Purchase Price. Notwithstanding anything contained elsewhere in this Agreement, an Indemnifying Party shall have no liability for indemnification hereunder until the Indemnified Party's Damages exceed $25,000, in the aggregate (the "Threshold Amount") and then only to the extent of such excess. With respect to the remedies available under this Agreement, the Indemnifying Party shall not be responsible for any resulting indirect, incidental, consequential, exemplary, punitive or special damages, whether or not the Indemnifying Party was made aware of such damages or the possibility thereof.

         Section 10.05 Special Allocation of Damages for Joint Exposure Claims. In the event Damages are incurred in respect of Joint Exposure Claims, such Damages (other than punitive or special damages) shall be allocated among Sellers and Buyer as herein set forth notwithstanding any evidence, analysis or determination indicating a different allocation of responsibility for such Damages amongst the Parties. With respect to Joint Exposure Claims, the portion of such Damages allocable to a Seller shall equal that fraction the numerator of which is the total number of days the employee making the Joint Exposure Claim was employed by Seller and exposed to the substance or material giving rise to the Joint Exposure Claim and the denominator of which is the total number of days such employee has been employed by Seller and Buyer and exposed to the substance or material giving rise to the Joint Exposure Claim. Similarly, the portion of such Damages allocable to Buyer shall equal that fraction the numerator of which is the total number of days the employee making the Joint Exposure Claim was or has been employed by Buyer and exposed to the substance or material giving rise to the Joint Exposure Claim and the denominator of which is the total number of days such employee was or has been employed by Buyer and Seller and exposed to the substance or material giving rise to the Joint Exposure Claim.

                                   ARTICLE 11
                                   TERMINATION

         Section 11.01 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Sellers and Parent (acting unanimously) and Buyer;

         (b) by either Sellers and Parent (acting unanimously) or Buyer by giving written notice to the other in accordance with Section 12.01, if there shall be any law or regulation that



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
makes consummation of the transaction illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Buyer or any Seller or Parent from consummating the transaction is entered and such judgment, injunction, order or decree shall become final and nonappealable.

         (c) by Buyer, upon notice of termination of its obligation to consummate the transaction delivered to Sellers, Parent and Hess, if Buyer reasonably has determined that there has been any breach of any material covenant of any Seller, Parent or Hess or that any Seller, Parent or Hess has materially breached any of its material representations or warranties, stating in particularity the default or defaults on which the notice is based; provided, however, that such Seller, Parent or Hess shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, Buyer shall, for that reason, have no right to terminate this Agreement; or

         (d) by Sellers and Parent, upon notice of termination of its obligation to consummate the transaction delivered to Buyer, if Sellers and Parent reasonably and unanimously have determined that there has been any breach of any covenant of Buyer or that Buyer has materially breached any of its representations or warranties, stating in particularity the default or defaults on which the notice is based; provided, however, that Buyer shall, after receipt of such notice, have thirty (30) days in which to cure such breach and, if so cured, Sellers and Parent shall, for that reason, have no right to terminate this Agreement.

         Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, and provided that the agreements contained in Section 7.01 and Section 12.05 shall survive the termination hereof.

                                   ARTICLE 12
                                  MISCELLANEOUS

         Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to Buyer, to:

         LEEVAC Marine, Inc.
         c/o HORNBECK-LEEVAC Marine Services, Inc.
         414 North Causeway Boulevard
         Mandeville, Louisiana 70448
         Attn: Christian G. Vaccari
         Telecopy: (504) 727-2006
         with a copy to:

         R. Clyde Parker, Jr.
         Winstead Sechrest & Minick P.C.
         910 Travis, Suite 2400
         Houston, Texas 77002
         Telecopy: (713) 650-2400

         if to Sellers or Parent, to:

         Lawrence H. Ornstein
         Amerada Hess Corporation
         1185 Avenue of the Americas
         New York, New York 10036
         Telecopy: (212) 536-8458

         with a copy to:

         Nicholas P. Brountas, Jr.
         Amerada Hess Corporation
         1185 Avenue of the Americas
         New York, New York 10036
         Telecopy: (212) 536-8241

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

         Section 12.02 Risk of Loss. The risk of any loss, damage, impairment, confiscation or condemnation of the Vessels or Other Assets or any part thereof shall be upon Sellers at all times prior to the Closing Date. In any such event, Sellers may either (a) repair, replace or restore any such property as soon as possible after its loss, impairment, confiscation or condemnation, or (b) if insurance proceeds are sufficient to repair, replace or restore the property, pay such proceeds to Buyer; provided however, that any repair, replacement or restoration or the determination that insurance proceeds are sufficient must be made, or provide sufficient funds so that repairs can be made, in such a manner as to return the Vessel to at least the same operating condition and value as existed immediately preceding the event. During any such repair, replacement or restoration, and during any drydocking contemplated in Section 5.13, Buyer shall be entitled to have a representative present at the shipyard or other applicable location.

         Section 12.03 Survival of Representations and Warranties. The respective representations and warranties made by the parties in this Agreement or in any certificate or document executed and delivered by either party to the other party pursuant to this Agreement, shall survive the Closing Date and the consummation of the transactions contemplated hereby for the periods set forth on SCHEDULE 12.03.

         Section 12.04 Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers, Parent, Hess and Buyer or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 12.05 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Buyer shall be responsible for all fees and expenses of the escrow agent.

         Section 12.06 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Buyer may assign this Agreement to one or more of its affiliates so long as Buyer guarantees the performance of this Agreement.

         Section 12.07 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law rules of such state.

         Section 12.08 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

         Section 12.09 Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

         Section 12.10 Entire Agreement. This Agreement and the documents to be executed in connection herewith contain, and is intended as, and represents a complete statement of all of the terms, understandings and the arrangements between the parties hereto with respect to the matters provided for in this Agreement, supersedes any previous or contemporaneous agreements and understandings whether oral or written between the parties hereto with respect to those matters, and cannot be changed or terminated except as provided in this Agreement. None of the parties makes, and each of the parties hereby expressly disclaims any reliance upon, any representations or warranties with respect to the transaction which is the subject of this Agreement other than those set forth herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          LEEVAC MARINE, INC.

                                          By: /s/ CHRISTIAN G. VACCARI
                                             -----------------------------------
                                          Name: Christian G. Vaccari
                                               ---------------------------------
                                          Title: CEO
                                                --------------------------------


                                          HYGRADE OPERATORS, INC.

                                          By: /s/ JOSEPH P. GEHEGAN
                                             -----------------------------------
                                          Name: Joseph P. Gehegan
                                               ---------------------------------
                                          Title: Vice President
                                                --------------------------------


                                          RED STAR TOWING AND TRANSPORTATION
                                          COMPANY, INC.

                                          By: /s/ JOSEPH P. GEHEGAN
                                             -----------------------------------
                                          Name: Joseph P. Gehegan
                                               ---------------------------------
                                          Title: Vice President
                                                --------------------------------


                                          SHERIDAN TOWING CO., INC.

                                          By: /s/ JOSEPH P. GEHEGAN
                                             -----------------------------------
                                          Name: Joseph P. Gehegan
                                               ---------------------------------
                                          Title: Vice President
                                                --------------------------------

                                          IRA S. BUSHEY & SONS, INC.

                                          By: /s/ JOSEPH P. GEHEGAN
                                             -----------------------------------
                                          Name: Joseph P. Gehegan
                                               ---------------------------------
                                          Title: Vice President
                                                --------------------------------


                                          AMERADA HESS CORPORATION

                                          By: /s/ L.H. ORNSTEIN
                                             -----------------------------------
                                          Name: L.H. Ornstein
                                               ---------------------------------
                                          Title: Senior Vice President
                                                --------------------------------

         The undersigned hereby guarantees each and every obligation and performance of each of the Sellers and Parent under this Agreement.


                                          AMERADA HESS CORPORATION

                                          By: /s/ L.H. ORNSTEIN
                                             -----------------------------------
                                          Name: L.H. Ornstein
                                               ---------------------------------
                                          Title: Senior Vice President
                                                --------------------------------





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